EXHIBIT 99.5

BERRY PETROLEUM COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

         The following unaudited pro forma condensed combined financial statements and related notes give effect to the acquisition by Berry of certain oil and gas producing properties from O’Brien for the six months ended June 30, 2008 and for the year ended December 31, 2007.

         The unaudited pro forma condensed combined statements of income are derived from the individual statements of operations of Berry and the statements of combined revenues and direct operating expenses of O’Brien, and combines the results of operations of Berry and O’Brien for the six months ended June 30, 2008 and for the year ended December 31, 2007 as if the acquisition occurred on January 1, 2007.  The unaudited pro forma condensed combined balance sheet is derived from the individual balance sheet of Berry and has been presented to show the effect as if the acquisition occurred as of June 30, 2008.

         Pro forma data is based on assumptions and include adjustments as explained in the notes to the unaudited pro forma condensed combined financial statements.  As adjustments are based on currently available information, actual adjustments may differ from the pro forma adjustments; therefore, the pro forma data is not necessarily indicative of the financial results that would have been attained had the O’Brien transaction occurred on the dates referenced above, and should not be viewed as indicative of operations in future periods.  The unaudited pro forma condensed combined financial statements, including any notes thereto, are qualified in their entirety to, and should be read in conjunction with the notes thereto, Berry’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission and Form 10-Q for the quarter ended June 30, 2008 filed with the Securities and Exchange Commission, and the Statement of Combined Revenues and Direct Operating Expenses for the Oil and Gas Properties Purchased by Berry Petroleum Company From a Consortium of Private Sellers included herein.

BERRY PETROLEUM COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2008
(In thousands, except per share amounts)

	BERRY HISTORICAL	O’BRIEN PROPERTIES HISTORICAL	PRO FORMA ADJUSTMENTS (SEE NOTE 2)		PRO FORMA COMBINED

REVENUES AND OTHER INCOME ITEMS
Sales of oil and gas	$349,827	$40,355	$-		$390,182
Sales of electricity	32,906	-	-		32,906
Gas marketing	14,762	-	-		14,762
Gain on sale of assets	414	-	-		414
Interest and other income, net	2,893	-	-		2,893
	400,802	40,355	-		441,157
EXPENSES
Operating costs – oil and gas production	96,814	882	-		97,696
Operating costs - electricity generation	31,914	-	-		31,914
Production taxes	13,448	3,230	-		16,678
Depreciation, depletion & amortization - oil and gas production	56,148		9,451	a,d	65,599
Depreciation, depletion & amortization - electricity generation	1,345	-	-		1,345
Gas marketing	14,053	-	-		14,053
General and administrative	22,543	-	2,675	b	25,218
Interest	7,689	-	24,455	c	32,144
Commodity derivatives	767	-	-		767
Dry hole, abandonment, impairment and exploration	7,590	-	-		7,590
	252,311	4,112	36,581		293,004
Income before income taxes	148,491	36,243	(36,581)		148,153
Provision for income taxes	56,319	-	(1,162)		55,157

Net income	$92,172	$36,243	$(35,419)		92,996

Basic net income per share	$2.07				$2.09

Diluted net income per share	$2.03				$2.04

Dividends per share	$.15				$.15

Weighted average number of shares of capital stock outstanding used to calculate basic net income per share	44,435				44,435
Effect of dilutive securities:
Equity based compensation	924				924
Director deferred compensation	124				124
Weighted average number of shares of capital stock used to calculate diluted net income per share	45,483				45,483

BERRY PETROLEUM COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2007
(In thousands, except per share amounts)

	BERRY HISTORICAL	O’BRIEN PROPERTIES HISTORICAL	PRO FORMA ADJUSTMENTS (SEE NOTE 2)		PRO FORMA COMBINED

REVENUES AND OTHER INCOME ITEMS
Sales of oil and gas	$467,400	$33,724	$-		$501,124
Sales of electricity	55,619	-	-		55,619
Gain on sale of assets	54,173	-	-		54,173
Interest and other income, net	6,265	-	-		6,265
	583,457	33,724	-		617,181
EXPENSES
Operating costs - oil and gas production	141,218	2,109	-		143,327
Operating costs - electricity generation	45,980	-	-		45,980
Production taxes	17,215	2,609	-		19,824
Depreciation, depletion & amortization - oil and gas production	93,691		19,670	a,d	113,361
Depreciation, depletion & amortization - electricity generation	3,568	-	-		3,568
General and administrative	40,210	-	4,027	b	44,237
Interest	17,287	-	48,920	c	66,207
Dry hole, abandonment, impairment and exploration	13,657	-	-		13,657
	372,826	4,718	72,617		450,161
Income before income taxes	210,631	29,006	(72,617)		167,020
Provision for income taxes	80,703	-	(19,685)		61,018

Net income	$129,928	$29,006	$(52,932)		106,002

Basic net income per share	$2.95				$2.41

Diluted net income per share	$2.89				$2.36

Dividends per share	$.30				$.30

Weighted average number of shares of capital stock outstanding used to calculate basic net income per share	44,075				44,075
Effect of dilutive securities:
Equity based compensation	604				604
Director deferred compensation	227				227
Weighted average number of shares of capital stock used to calculate diluted net income per share	44,906				44,906

BERRY PETROLEUM COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2008
(In thousands)

	BERRY HISTORICAL	FINANCING PRO FORMA ADJUSTMENTS (SEE NOTE 3)		ACQUISITION PRO FORMA ADJUSTMENTS (SEE NOTE 3)		PRO FORMA COMBINED
ASSETS
Current assets	$270,871	$653,648	(1)	$(653,648)	(1)	$270,871
Oil and gas properties, buildings and equipment	1,405,560			656,354	(2)	2,061,914
Other assets	73,885					73,885
Total assets	$1,750,316	$653,648		$2,706		$2,406,670

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities	$495,994			$1,631	(2)	$497,625
Deferred taxes	87,858					87,858
Long-term debt	511,000	653,648	(1)			1,164,648
Abandonment obligation	40,051			1,075	(2)	41,126
Fair value of derivatives	322,560					322,560
Other liabilities	4,858					4,858
Shareholders’ equity	287,995					287,995
Total liabilities and shareholders’ equity	$1,750,316	$653,648		$2,706		$2,406,670

BERRY PETROLEUM COMPANY
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION

The unaudited pro forma statements of income for the six months ended June 30, 2008 and for the year ended December 31, 2007 are based on the unaudited financial statements of Berry for the six months ended June 30, 2008 and the audited financial statements of Berry for the year ended December 31, 2007, the unaudited statement of combined revenues and direct operating expenses of the O’Brien properties for the six months ended June 30, 2008 and the audited statement of combined revenues and direct operating expenses for the O’Brien properties for the year ended December 31, 2007, and the adjustments and assumptions described below.

The financial statements presented are not indicative of the results of operations of the acquired properties going forward due to changes in the business and the need to include certain operating expenses on a prospective basis.

NOTE 2 – ADJUSTMENTS TO PRO FORMA STATEMENTS OF INCOME

The unaudited pro forma statement of income gives effect to the following pro forma adjustments necessary to reflect the acquisition and additional debt outlined in Note 3 below:

a.
Record incremental pro forma depreciation, depletion and amortization expense recorded in accordance with the successful efforts method of accounting for oil and gas activities based on the purchase price allocation to depreciable and depletable assets.

b.
Record assumed increase in general and administrative expenses as a result of the purchase of the O’Brien properties primarily relating to an increase of 14 additional employees and other costs incurred to support increased operating activities.

c.
Record interest expense for the additional debt of approximately $654 million incurred in conjunction with the purchase of O’Brien properties at a rate of 7.715% per annum based on the terms of Berry’s credit agreement.  A one-tenth of one percent change in interest rate would have an approximately $897 thousand annual impact on interest expense.

d.
Record pro forma accretion of asset retirement obligation on properties acquired in accordance Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” computed using an inflation rate of 2.85% and a discount rate of 8.05%.

e.	Record a pro forma income tax provision on the incremental pre-tax income at a net statutory rate approximating 39% and certain other tax adjustments.

BERRY PETROLEUM COMPANY
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(CONTINUED)

NOTE 3 – ADJUSTMENTS TO PRO FORMA BALANCE SHEETS

The unaudited pro forma balance sheet has been prepared to show the effect as if the acquisition of the O’Brien properties by Berry had occurred as of June 30, 2008.  The pro forma balance sheet reflects the following adjustments related to the O’Brien acquisition activity as if the activity occurred on June 30, 2008:

Record the financing of acquisition funded by borrowings from the senior secured revolving credit facility.  On July 15, 2008, Berry entered into a five-year amended and restated credit agreement (Credit Agreement) with Wells Fargo Bank, N.A. as administrative agent and other lenders.  The secured revolving credit facility amends and restates the Company’s previous credit agreement dated as of April 28, 2006, as amended.

The Credit Agreement is a $1.5 billion revolving facility with an initial borrowing base of $1 billion.  The borrowing base under the previous agreement was $650 million.   Interest on amounts borrowed under this debt is charged at either LIBOR or the prime rate with margins on the various rate options based on the ratio of credit outstanding to the borrowing base.  Additionally, an annual commitment fee of .25% to .375% is charged on the unused portion of the credit facility.

The full text of the Credit Agreement was filed as an exhibit to the Company’s second quarter 2008 Form 10-Q and provides a description of the terms, covenants, representations and warranties.

Record the preliminary pro forma allocation of the purchase price of the acquisition of the O’Brien properties using the purchase method of accounting.  The following is a calculation and allocation of purchase price to the O’Brien properties and liabilities based on their relative fair values, pending completion of Berry’s valuation analysis:

Purchase price (in thousands):
Original purchase price	$622,356

Closing adjustments for property costs, and operating expenses in excess of revenues between the effective date and closing date funded by borrowings from senior secured revolving credit facility	31,292

Total purchase price allocation	$653,648

Preliminary allocation of purchase price (in thousands):
Gas properties	$639,395	(i)
Pipeline	16,959

Total asset acquired	656,354

Current liabilities	1,631	(ii)
Asset retirement obligation	1,075

Net assets acquired	$653,648

(i)	Determined by reserve analysis.

(ii)	Record accrual for royalties payable and transaction costs, which are primarily legal and accounting fees.

BERRY PETROLEUM COMPANY
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(CONTINUED)

NOTE 4 – NET INCOME PER SHARE

Basic net income per share is computed by dividing income available to common shareholders (the numerator) by the weighted average number of shares of capital stock outstanding (the denominator).  The Company’s Class B stock is included in the denominator of basic and diluted net income.  The computation of diluted net income per share is similar to the computation of basic net income per share except that the denominator is increased to include the dilutive effect of the additional common shares that would have been outstanding if all convertible securities had been converted to common shares during the period.

SUPPLEMENTAL PRO FORMA CASH FLOW INFORMATION

On a pro forma basis and to the extent practical, cash flows related to operating, financing and investing activities are estimated based solely on combining results of operations of Berry and the O’Brien properties for the six months ended June 30, 2008 and for the year ended December 31, 2007 as if the acquisition occurred on January 1, 2007.  Accordingly, full separate cash flow statements prepared with accounting principles generally accepted in the United States of America do not exist and are not practical to obtain in these circumstances.   Pro forma cash flows from operations based on the pro forma combined results are estimated to increase cash by approximately $11 million and decrease cash by $2 million for the six months ended June 30, 2008 and for the year ended December 31, 2007, respectively, due primarily to net loss before depreciation, depletion and amortization expense.  However, as stated in the Statements of Combined Revenues and Direct Operating Expenses for the Oil and Gas Properties Purchased by Berry Petroleum Company from a Consortium of Private Sellers the portion of historical general and administrative expenses or other indirect expenses attributable to the O’Brien properties is indeterminable and is not necessarily indicative of the level of such expenses to be incurred in the future under Berry’s ownership.  Pro forma cash flows related to investing activities based on the pro forma combined results for the six months ended June 30, 2008 and for the year ended December 31, 2007 are estimated to decrease cash by approximately $78 million and $808 million, respectively, related to development of $78 million and $155 million activities for the six months ended June 30, 2008 and for the year ended December 31, 2007, respectively, and related to  $653 million for cash outlays to purchase the O’Brien properties for the year ended December 31, 2007.  Pro forma cash flows from financing activities based on the pro forma combined results for the six months ended June 30, 2008 and for the year ended December 31, 2007 are estimated to increase cash by $0 and $654 million, respectively, related to borrowing from the revolving credit facility to fund the purchase of the O’Brien properties.  Overall, cash and cash equivalents are estimated to decrease by approximately $67 million and $156 million for the six months ended June 30, 2008 and for the year ended December 31, 2007, respectively.

BERRY PETROLEUM COMPANY
PROFORMA SUPPLEMENTAL OIL AND GAS DISCLOSURES
(UNAUDITED)

The following table sets forth certain unaudited combined supplemental oil and gas disclosures concerning Berry's proved oil and gas reserves at December 31, 2007, giving effect to the O’Brien transaction as if it had occurred on January 1, 2007.  The following estimates of proved oil and gas reserves, both developed and undeveloped, represent interests acquired by Berry in the transaction described above, and are located solely within the United States.  Proved reserves represent estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.  Proved developed oil and gas reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods.  Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells for which relatively major expenditures are required for completion.

Disclosures of oil and gas reserves which follow are based on estimates as of December 31, 2007, prepared by O’Brien’s engineers and from information provided by the Sellers, in accordance with guidelines established by the SEC.  Such estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures.  These estimates do not include probable or possible reserves.  The information provided does not necessarily represent Berry's estimate of expected future cash flows or value of proved oil and gas reserves.

Changes in estimated reserve quantities:

	BERRY			O’BRIEN PROPERTIES			COMBINED
	Oil	Gas		Oil	Gas		Oil	Gas
	Mbbl	MMcf	MBOE	Mbbl	MMcf	MBOE	Mbbl	MMcf	MBOE
Proved developed and Undeveloped reserves:
Balance, December 31, 2006	112,538	226,363	150,262	172	253,025	42,343	112,710	479,388	192,605
Revision of previous estimates	(3,826)	3,358	(3,262)	-	-	-	(3,826)	3,358	(3,262)
Improved recovery	4,500	-	4,500	-	-	-	4,500	-	4,500
Extensions and discoveries	17,300	101,400	34,200	227	75,386	12,791	17,527	176,786	46,991
Property sales	(6,700)	-	(6,700)	-	-	-	(6,700)	-	(6,700)
Production	(7,210)	(15,657)	(9,819)	(14)	(7,375)	(1,243)	(7,224)	(23,032)	(11,062)
Purchase of reserves in place	-	-	-	-	-	-	-	-	-
Balance, December 31, 2007	116,602	315,464	169,179	385	321,036	53,891	116,987	636,500	223,070

Proved developed reserves:
Balance, December 31, 2006	84,782	104,934	102,270	87	69,176	11,616	84,869	174,110	113,886
Balance, December 31, 2007	78,339	147,346	102,897	163	97,758	16,456	78,502	245,104	119,353

BERRY PETROLEUM COMPANY
PROFORMA SUPPLEMENTAL OIL AND GAS DISCLOSURES - (CONTINUED)
(UNAUDITED)

The following table sets forth unaudited pro forma supplemental oil and gas disclosures concerning the discounted future net cash flows from proved oil and gas reserves of Berry as of December 31, 2007, net of income tax expense, and giving effect to the acquisition of the O’Brien properties as if it had occurred on January 1, 2007.  Income tax expense has been computed using assumptions relating to the future tax rates and the permanent differences and credits under the tax laws relating to oil and gas activities at December 31, 2007. Cash flows relating to the O’Brien properties are based on O’Brien’s evaluation of reserves and on information provided by the Sellers.  Future income tax expense on the O’Brien properties is based on Berry's purchase price allocation.  The information should be viewed only as a form of standardized disclosure concerning possible future cash flows that would result under the assumptions used, but should not be viewed as indicative of fair market value.  Reference is made to Berry's financial statements for the fiscal year ended December 31, 2007, and the Statements of Combined Revenues and Direct Operating Expenses included herein, for a discussion of the assumptions used in preparing the information presented.

Standardized measure of discounted future net cash flows from estimated production of proved oil and gas reserves (in thousands) as of December 31, 2007:

	BERRY	O’BRIEN PROPERTIES	PRO FORMA ADJUSTMENTS (1)	COMBINED
Future cash inflows	$11,211,151	$2,279,457	$-	$13,490,608
Future production costs	(3,275,397)	(286,492)	-	(3,561,889)
Future development costs	(812,070)	(355,964)	-	(1,168,034)
Future income tax expense	(2,286,296)	-	(523,599)	(2,809,895)
Future net cash flows	4,837,388	1,637,001	(523,599)	5,950,790
10% annual discount for estimated timing of cash flows	(2,417,882)	(936,799)	217,570	(3,137,111)
Standardized measure of discounted future net cash flows	$2,419,506	$700,202	$(306,029)	$2,813,679
Average sales prices at December 31:
Oil ($/Bbl)	$79.19	$92.05		$79.23
Gas ($/Mcf)	$6.27	$6.99		$6.63
BOE Price	$66.27	$42.30		$60.48

(1)
O’Brien are limited liability companies that are taxed as partnerships or are partnerships and therefore are not subject to income taxes. Pro forma income tax expense reflects expense on the combined future net cash flows based on Berry’s estimated effective tax rate, after giving effect to the pro forma transactions.

BERRY PETROLEUM COMPANY
PROFORMA SUPPLEMENTAL OIL AND GAS DISCLOSURES - (CONTINUED)
(UNAUDITED)

Changes in standardized measure of discounted future net cash flows from proved oil and gas reserves (in thousands):

	BERRY	O’BRIEN PROPERTIES	PRO FORMA ADJUSTMENTS (1)	COMBINED
Standardized measure - beginning of year	$1,182,268	$401,567	$-	$1,583,835

Sales of oil and gas produced, net of production costs	(326,174)	(29,421)	-	(355,595)
Revisions to estimates of proved reserves:
Net changes in sales prices and production costs	1,451,140	121,597	-	1,572,737
Revisions of previous quantity estimates	(78,758)	-	-	(78,758)
Improved recovery	108,655	-	-	108,655
Extensions and discoveries	825,775	238,505	-	1,064,280
Change in estimated future development costs	(385,656)	(88,682)	-	(474,338)
Purchases of reserves in place	-	-	-	-
Sales of reserves in place	(98,680)	-	-	(98,680)
Development costs incurred during the period	281,702	104,180	-	385,882
Accretion of discount	162,257	40,157	-	202,414
Income taxes	(687,103)	-	(306,029)	(993,132)
Other	(15,920)	(87,701)	-	(103,621)

Net increase	1,237,238	298,635	(306,029)	1,229,844

Standardized measure - end of year	$2,419,506	$700,202	$(306,029)$	2,813,679

1)
O’Brien are limited liability companies that are taxed as partnerships or are partnerships and therefore are not subject to income taxes. Pro forma income tax expense reflects expense on the combined future net cash flows based on Berry’s estimated effective tax rate, after giving effect to the pro forma transactions.

[End]